Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2009 on the consolidated financial statements, which appears in Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ ParenteBeard LLC

Wilkes-Barre, Pennsylvania
January 19, 2010